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                                                            Exhibit 10(iii)A(20)

                                                     October 30, 2001

Mr. Vernon J. Nagel
36 Islanders Retreat
Savannah, Georgia 31411

Dear Vern:

         This letter will confirm the terms of your employment by L & C Spinco, Inc. ("Spinco"), effective November 15, 2001 (the "Effective Date"). We are enthusiastic about your decision to join Spinco and look forward to working with you to build a bigger, stronger Spinco.

         The terms of your employment, which are subject, of course, to approval by our Executive Resource and Nominating Committee and the Board of Directors (or its Executive Committee) and satisfactory completion of Spinco's normal pre-employment screening procedures, will be as follows:

         1. Title and Duties - As Executive Vice President and Chief Financial Officer, you will be an executive officer of Spinco reporting to the Chairman, President, and Chief Executive Officer of Spinco. You will have responsibilities commensurate with the position of Chief Financial Officer of Spinco and its businesses and any other duties consistent with your position which may be assigned to you by the Chairman, President, and Chief Executive Officer of Spinco. You will devote substantially all of your working time and attention to the business and affairs of Spinco.

         2. Base Salary - Your base salary for the fiscal year ending August 31, 2002 ("Fiscal 2002") will be at an annual rate of Three Hundred Fifty-Seven Thousand Two Hundred Dollars ($357,200). Thereafter, your base salary will be subject to annual review for increases at such time as Spinco conducts salary reviews for executive officers generally. In addition, you will receive a signing bonus of One Hundred Thousand Dollars ($100,000), subject to withholding of applicable taxes, payable within thirty (30) days after the Effective Date.

         3. Annual Incentive Compensation - You will participate in the Spinco Management Compensation and Incentive Plan (the "MCIP") for Fiscal 2002 with a target bonus equal to 45% of your base salary and a maximum bonus of 90% of base salary (or higher at the discretion of the Executive Committee of the Board of Directors). The bonus will be prorated for the number of days during Fiscal 2002 that you were employed.


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         4.       Long-Term Incentive Plan - You will receive a grant of
employee stock options under Spinco's Long-Term Incentive Plan for the greater of (i) one hundred sixty thousand (160,000) shares of stock or (ii) twice the number of shares of stock for which you would be eligible under the current plan formula. The grant will be made as soon as practicable after the Effective Date and no later than December 21, 2001 and the grant price will be the fair market value of the stock on the grant date. The option will vest monthly over a three-year period (1/36 per month) commencing one month after the grant date and will become 100% vested on the third anniversary of the grant date. The option will be exercisable in accordance with the customary terms of the Long-Term Incentive Plan. You will not be eligible to receive any additional grants or awards under the Long-Term Incentive Plan for two years (i.e. until grants and awards for the 2004 fiscal year are made), unless otherwise granted by the Executive Committee of the Board of Directors.

         5. Retirement Plans - Upon satisfying the eligibility requirements, you will be eligible to participate in Spinco's tax-qualified retirement plans, Spinco Pension Plan C and the Spinco 401(k) Plan for Corporate Office Employees. In addition, upon employment, you will become a participant in the Supplemental Retirement Plan for Executives of Spinco (the "SERP"). Your benefits under the SERP will be determined pursuant to the standard terms of the SERP.

         6. Deferred Compensation Plans - You will be eligible to participate immediately in the Spinco Executives' Deferred Compensation Plan (the "EDCP") and the Spinco Supplemental Deferred Savings Plan (the "SDSP"). Under the EDCP, you will initially be able to defer up to $2500 from your annual bonus; the deferred amount is matched by Spinco and bears interest at a variable rate, currently the prime rate less two percentage points. Under the SDSP, you may defer up to 50% of your annual cash compensation, and your deferral earns interest at the prime rate. (As an executive officer with eligibility for the SERP, you will not be eligible to receive the company contribution or match under the SDSP.)

         7. Medical, Life Insurance, and Other Employee Benefits - You will be eligible to participate in the medical, dental, life insurance, disability, and other benefit programs generally made available by Spinco to its executive officers and their families. We will reimburse you for your COBRA expenses (if you have them) until you are covered under our program. In addition, you will be entitled to four (4) weeks vacation per calendar year.

         8. Relocation Expenses - Spinco will pay the following relocation expenses:

                  a) Rent and related temporary living expenses in Atlanta for a period of up to one year from the Effective Date pending your relocation to Atlanta;


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                  b)       Travel expenses to and from Atlanta from your current
                           residence for a period of up to one year pending your relocation;

                  c) The expenses provided for in this section shall not exceed $42,000 for the year, provided that to the extent any such amounts are included in your gross income, Spinco will provide you an appropriate tax gross-up.

         9. Employment at Will/Severance Payment/Change in Control - Your employment will be at will and may be terminated by either Spinco or you at any time for any reason, with or without notice. Except in the event of termination in connection with a Change in Control of Spinco (as defined in the Severance Protection Agreement that will cover you), you will be entitled to the following severance payment if your employment is terminated for any reason other than voluntary termination (including early or normal retirement), termination upon death or Disability (as defined below), or termination by Spinco for Cause (as defined below): you will receive a severance payment (payable in semi-monthly installments) equal to your then current base salary for a period of twelve (12) months, subject to your execution of a release and severance agreement in a form acceptable to both parties.

For purposes of entitlement to a severance benefit, "Cause" shall mean any act(s) on your part that constitutes fraud, a felony involving dishonesty, a breach of fiduciary duty, insubordination, or gross malfeasance or habitual neglect of your duties for Spinco, and "Disability" shall mean a physical or mental infirmity which impairs your ability to substantially perform your duties as Executive Vice President and Chief Financial Officer with or without reasonable accommodation for a period of one hundred eighty (180) consecutive days.

With respect to Change in Control situations, you will be covered by a Severance Protection Agreement with the same provisions as are applicable to Spinco's executive officers generally. In the event of your termination in connection with a Change in Control that entitles you to benefits under the Severance Protection Agreement, you will receive the greater of the payments and benefits provided under the Severance Protection Agreement or the severance payments described above.

         The base salary, annual incentive, long-term incentives, nonqualified retirement benefits, and any severance payments will be structured to ensure the tax deductibility to Spinco of the payments and benefits under the Internal Revenue Code of 1986.

         We are delighted you are joining Spinco and we look forward to a long and mutually satisfactory relationship. This letter outlines your employment relationship with Spinco; if you agree with the employment terms as outlined above, please sign and date both copies of this letter agreement and return one copy to me at your earliest convenience.


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                                       Sincerely,



                                       /s/ James S. Balloun
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                                       James S. Balloun

ACCEPTED AND AGREED TO THIS
30th DAY OF OCTOBER, 2001.

/s/ Vernon J. Nagel
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Vernon J. Nagel